Exhibit 10.5

NEENAH PAPER

SUPPLEMENTAL PENSION PLAN

NEENAH PAPER SUPPLEMENTAL PENSION PLAN

ARTICLE I

INTRODUCTION

1.1                                 Establishment of the Plan.  Neenah Paper, Inc. (the “Company”) hereby establishes a supplemental benefits plan for its Employees, to be known as the Neenah Paper Supplemental Pension Plan (the “Plan”), as set forth in this document.

1.2                                 Background.  Effective as of November 30, 2004 (the “Distribution Date”), a spinoff of the Company, then a subsidiary of Kimberly-Clark Corporation, was effectuated by the distribution of Company shares to Kimberly-Clark Corporation’s shareholders.  In connection with the spinoff transaction, the Company agreed to establish a supplemental pension plan similar to the Supplemental Benefit Plan to the Kimberly-Clark Corporation Pension Plan and the Second Supplemental Benefit Plan to the Kimberly-Clark Corporation Pension Plan for the benefit of certain employees who were hired by the Company.

1.3                                 Type of Plan.  This Plan is intended to be both (i) an unfunded “excess benefit plan” within the meaning of Section 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and (ii) an unfunded plan of deferred compensation for a select group of management or highly compensated employees, within the meaning of Title I of ERISA.

1.4                                 Purpose.  As an unfunded excess benefit plan and an unfunded plan of deferred compensation, the purpose of this Plan is solely to provide benefits to participants in the Neenah Paper Pension Plan, as amended and restated from time to time (the “Pension Plan”), which exceed the limitation on benefits imposed by Section 415 of the Internal Revenue Code of 1986, or any comparable provision of any future legislation which amends, supplements or supersedes that Section (“Section 415 of the Code”).  Additionally, this Plan will provide such benefits in addition to the Pension Plan, which are necessary to fulfill the Pension Plan’s intent without regard to Code Section 401(a)(17) or any dollar limit imposed by the Code on the amount of compensation considered under the Pension Plan.

1.5                                 Effective Date.  The effective date of the Plan is December 1, 2004.

ARTICLE II

DEFINITIONS & CONSTRUCTION

Each term that is used in this Plan and also used in the Pension Plan shall have the same meaning herein as under the Pension Plan.

Notwithstanding the above, for purposes of this Plan, where the following words and phrases appear in this Plan they shall have the respective meanings set forth below unless the context clearly indicates otherwise:

2.1                                 Affiliate.  The Company and any company, person or organization which, on the date of determination, (A) is a member of a controlled group of corporations (as defined in Code section 414(b)) which includes the Company; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with (within the meaning of Code section 414(c)) the Company; (C) is a member of an affiliated service group (as defined in Code section 414(m)) which includes the Company; or (D) is otherwise required to be aggregated with the Company pursuant to Code section 414(o) and regulations promulgated thereunder.

2.2                                 Benefit.  Any benefit payable pursuant to, and determined in accordance with the provisions of this Plan.

2.3                                 Board.  The Board of Directors of Neenah Paper, Inc.

2.4                                 Change of Control.  A Change of Control shall be deemed to have taken place upon:

(A)                              Acquisition of Substantial Percentage.  The acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section, the following acquisitions shall not constitute a Change in Control:  (i) any acquisition by a Person who on the Effective Date is the Beneficial Owner of thirty percent (30%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of Section 2.4(C) hereof;

(B)                                Change in Majority of Board Members.  During any period of two consecutive years, individuals who at the beginning of such period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board;

(C)                                Reorganization, Merger or Consolidation.  Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of Directors of the Company resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Affiliates) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; and (ii) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to paragraph (b) of this Section) at the time of the execution of the initial Participation Agreement or of the action of the Board providing for such Business Combination; or

(D)                               Liquidation or Dissolution.  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.5                                 Code.  The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

2.6                                 Company.  Neenah Paper, Inc., a Delaware corporation.

2.7                                 Supplemental Benefit.  The Supplemental Benefit shall be the difference between:

(A)                              the monthly amount payable under the Pension Plan, which monthly amount shall be calculated (i) without regard to Article XII of the Pension Plan and (ii) using the term Earnings defined as set forth in Section 2.9; less

(B)                                the sum of (i) the monthly amount payable under the Pension Plan and (ii) the monthly amount payable as an Excess Benefit under this Plan.

2.8                                 Distribution Date.  November 30, 2004, the date upon which a spinoff of the Company, then a subsidiary of Kimberly-Clark Corporation, was effected through the distribution of Company shares to Kimberly-Clark Corporation’s shareholders.

2.9                                 Earnings.  Earnings shall have the same meaning herein as under the Pension Plan.  For the purposes of this Plan, however, the Earnings paid to an Employee for a Plan Year in excess of $200,000 (or such limit as adjusted at the same time and in the same manner as under Section 401(a)(17)(B) of the Code for that Plan Year) shall be included in determining the Supplemental Benefit under this Plan.

2.10                           Effective Date.  December 1, 2004, or with respect to a particular Affiliate, such later date as of which the Plan Administrative Committee deems such Affiliate to be a Participating Employer in the Plan.

2.11                           Employee.  An Employee as defined in the Schedules to the Pension Plan; provided, notwithstanding any other provision in the Plan, a person whose only relationship to the Plan is that of a leased employee shall not be an Employee and shall not be entitled to benefit under the Plan. For purposes of the preceding sentence, the term “leased employee” means any person (other than an employee of recipient) who pursuant to an agreement between the recipient and any other person (a “leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with section 414(n) of the Code) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction and control of the recipient.

2.12                           Employer.  The Company and each Affiliate that the Plan Administrative Committee shall from time to time designate as a Participating Employer for purposes of the Plan as shown in Appendix A of the Pension Plan.

2.13                           ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

2.14                           Excess Benefit.  The amounts paid to a Pensioner (or such spouse or designated beneficiary, as the case may be) of Disability Benefit, Basic Benefit, Optional Joint and Survivor Benefit, Pensioners Benefit, Survivors Benefit, Optional Years Certain and Life Benefit, Deferred Benefit, Automatic Survivor’s Benefit, (all as defined in the Pension Plan) and any other benefits including benefits distributed upon termination of the Plan (as the case may be) as would have been paid to such person under the Pension Plan without regard to the limitation on benefits imposed by Section 415 of the Code, but only to the extent that the amount of such benefits exceeds such limitation.

2.15                           Lump Sum Payment.  A form of benefit payable as a lump sum cash payment, actuarially determined based on the rate of interest equivalent to the yield on a 20-year Treasury Bond as published in the Federal Reserve Statistical Release for the week that contains the first business day of the month prior to the date such Lump Sum payment is payable under this Plan, or such other rate as determined pursuant to uniform Plan Administrative Committee rules, and the mortality table set forth for determining actuarial equivalent benefits under Section 10.1(a) of the Pension Plan, and (i) in the case of a lump sum payment pursuant to Section 4.1(A) of this Plan, based on the Participant’s Benefit payable from this plan and his age at the date of such lump sum payment, and (ii) in the case of a lump sum payment pursuant to Section 4.1(B) of this Plan, based on the Participant’s Benefit payable under this Plan, the earliest age at which his Benefit from the Pension Plan could commence if he terminated employment, and the early retirement reduction factor applicable at such age of commencement.  Notwithstanding the foregoing, the 20-year Treasury Bond yield shall be used in determining a lump sum cash payment so long as such rate is published by the Federal Reserve.  In the event that the Federal Reserve ceases to publish the 20-year Treasury Bond rate, a lump sum cash payment will be actuarially determined based on the rate of interest equivalent to the yield on the longest term Treasury Bond published in the Federal Reserve Statistical Release which is no more than 20-years but not less than for a 10-year term.

2.16                           Participant.  A participant in this Plan is a Participant in the Pension Plan and

(A)                              is eligible to receive an Excess Benefit, pursuant to Section 3.1(A), upon his termination of employment; and/or

(B)                                is eligible to receive a Supplemental Benefit, pursuant to Section 3.1(B); except, no individual shall be a Participant herein to the extent that such participation is precluded by an agreement between the Company and such individual or such individual is subject to a separate agreement regarding deferred compensation which provides for similar benefits.

2.17                           Participating Employer.  An Employer that has been approved by the Plan Administrative Committee as an Employer participating in the Plan.  Appendix A to the Pension Plan sets forth a list of Participating Employers and may be amended from time to time by the Plan Administrative Committee without Board action or approval.

2.18                           Pension Plan.  The Neenah Paper Pension Plan.

2.19                           Pensioner.  A person whose employment with an Employer has terminated and who is receiving a Benefit from the Pension Plan based upon such employment.

2.20                           Plan.  This Neenah Paper Supplemental Pension Plan, as amended from time to time.

2.21                           Plan Administrative Committee.  The committee appointed by the Board to administer and regulate the Plan as provided in Section 5.3 of this Plan.

2.22                           Plan Year.  The short period beginning on December 1, 2004, and ending on December 31, 2004; and thereafter, each twelve calendar month period beginning on January 1 and ending on the following December 31.

2.23                           Timely Elected.  Shall mean as follows:

(A)                              The Participant has elected to receive a Lump Sum Payment no later than the calendar year prior to the year in which the payments are eligible to commence under the Pension Plan.

(B)                                In the event of the death of the Participant who has not commenced payments under this Plan, the Participant’s surviving spouse or designated beneficiary, as the case may be, may, with the consent of the Plan Administrative Committee, elect a Lump Sum Payment in writing no later than thirty (30) days after the Participant’s date of death.

(C)                                In the event that a Participant terminates service due to a Disability as described in the relevant Schedule to the Pension Plan, the Participant may, with the consent of the Plan Administrative Committee, elect a Lump Sum Payment in writing no later than thirty (30) days after the date the Participant is determined to be disabled under the Pension Plan.

Construction.  Where appearing in the Plan, the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise.  The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular Section or subsection.

ARTICLE III

BENEFITS

3.1                                 Eligibility.

(A)                              Excess Benefit.  A Participant in the Pension Plan is eligible to receive an Excess Benefit under this Plan if such Participant

(1)                                  is entitled to receive benefits under the Pension Plan; and

(2)                                  would have received additional benefits under the Pension Plan were it not for the limitation on benefits imposed by Section 415 of the Code.

(B)                                Supplemental Benefit.  A Participant in the Pension Plan is eligible to receive a Supplemental Benefit under this Plan if such Participant

(1)                                  is a managerial or highly compensated employee of an Employer within the meaning of Title I of ERISA; and

(2)                                  has earnings in excess of the limit provided under Section 401(a)(17) of the Code for any calendar year in which the Participant participates in the Pension Plan; and

(3)                                  would have received additional benefits under the Pension Plan were it not for the limitation on benefits imposed by Section 401(a)(17) of the Code.

3.2                                 Payment of Benefits.  All amounts payable to a Participant as an Excess Benefit and Supplemental Benefit shall be paid to such Participant at the same times, on the same terms and conditions, and pursuant to the same elections made by the Employee, as they would have been if paid under the Pension Plan, were it not for the limitations imposed on benefits by Sections 415 and 401(a)(17) of the Code.

ARTICLE IV

LUMP SUM PAYMENTS

4.1                                 Election.  Notwithstanding any other provision of the Pension Plan, a Participant (or surviving spouse or designated beneficiary, as the case may be) shall receive his Benefit payable under Article III as a Lump Sum Payment (subject to any applicable payroll or other taxes required to be withheld) under the following circumstances:

(A)                              The Participant (or surviving spouse or designated beneficiary, as the case may be) has Timely Elected to receive such Lump Sum Payment;

(B)                                if the Company experiences a Change of Control, the Participant shall, within the time period specified below, receive his or her Benefit as a Lump Sum Payment; or

(C)                                in any event, the amount of the Lump Sum Payment is equal to or less than $100,000.

4.2                                 Timing of Payment.  A Lump Sum Payment shall be payable:

(A)                              if a Participant has Timely Elected to receive a Lump Sum Payment, then such Lump Sum Payment shall be payable at the same time as payments are eligible to commence under the Pension Plan; and

(B)                                if a Participant is to receive a Lump Sum Payment pursuant to a Change of Control, then such Lump Sum Payment shall be paid within thirty (30) days of the date of the Change of Control.

4.3                                 Limitations on Timing of Payment.  Notwithstanding anything in the Plan or the Pension Plan to the contrary, any amounts payable to a Participant under the Plan shall be subject to the limitations on timing of payment specified by the American Jobs Creation Act of 2004, and regulations issued thereunder, so that payment shall not be distributed earlier than:

(A)                              With respect to a “key employee” as defined in Code Section 416(i) (without regard to paragraph (5) thereof), the date six (6) months after the Participant’s date of separation from service with all Affiliates, or with respect to all other Participants, the date of the Participant’s separation from service with all Affiliates;

(B)                                The date that Participant becomes disabled, as defined below;

(C)                                The date of the Participant’s death;

(D)                               If applicable under the Plan, a fixed date or schedule, if specified under the Pension Plan as of the date that Supplemental Benefits or Excess Benefits accrue under this Plan with respect to the Participant;

(E)                                 The date on which a Change of Control occurs; or

(F)                                 If applicable under the Plan, the date of the Participant’s unforeseeable emergency.

4.4                                 Discretion of Plan Administrative Committee.  If a Participant (or surviving spouse or designated beneficiary, as the case may be) elects a Lump Sum Payment pursuant to subsection 4.1 (A) above, such election is subject to approval by the Plan Administrative Committee in its sole discretion.

4.5                                 Penalties.  If a Participant (or surviving spouse or designated beneficiary, as the case may be) receives a Lump Sum Payment pursuant to subsection 4.1 (B) above, the Lump Sum Payment shall be reduced for active Employees by a penalty equal to ten percent (10%) of the Benefit otherwise payable and for former Employees (or spouses or designated beneficiaries) by a penalty equal to five percent (5%) of the Benefit otherwise payable.  Such penalty shall be permanently forfeited and shall not be paid to, or in respect of, the Employee, former Employee, or spouse or designated beneficiary.

4.6                                 Form of Benefit.  Notwithstanding any other provisions of this Plan to the contrary, except where waived by the Participant’s spouse as required under the provisions of the Pension Plan, all Benefits payable to a Participant shall be paid in the same form as the benefits would be payable under the Pension Plan; provided, however, if the amount of the Lump Sum Payment, calculated as if such Participant (or surviving spouse or designated beneficiary, as the case may be) had made an election to receive a Lump Sum Payment at the earliest time that such person could have made an election under subsection 4.1 (A), does not exceed $100,000, then such Lump Sum Payment shall be paid at the earliest time such person could have made an election under subsection 4.1 (A).

4.7                                 Postponement of Payment.  Notwithstanding any other provisions of this Plan to the contrary, in the event that a portion of the Lump Sum Payment due a Participant pursuant to this Article IV would not be deductible by the Company pursuant to Section 162(m) of the Code, the Company, at its discretion, may postpone payment of such amounts to the Participant until such time that the payments would be deductible by the Company; provided, however, that no payment postponed pursuant to this paragraph shall be postponed beyond the first anniversary of the date such Participant terminated employment.  Any Lump Sum Payment postponed pursuant to this paragraph shall include interest for the period such Lump Sum Payment is postponed at a rate yielding interest equivalent to the per annum secondary market discount rate for six-month U.S. Treasury Bills as published by the Federal Reserve Board for the calendar week ending prior to January 1 (for interest to be credited for either of the two subsequent fiscal quarters ending March 31 or June 30) or prior to July 1 (for interest to be credited for either of the subsequent fiscal quarters ending on September 30 or December 31), or such other rate as determined pursuant to uniform Plan Administrative Committee rules.

4.8                                 Additional Accrual.  If a Participant has received a Lump Sum Payment pursuant to this Article IV, such Participant may accrue an additional Benefit under this Plan after the date of such Lump Sum Payment, provided, however, that such future participation shall not result in duplication of benefits.  Accordingly, if he has received a distribution of a Benefit under the Plan by reason of prior participation, his Benefit shall be reduced by the actuarial equivalent (at the date of the later distribution) of the present value of the Benefit previously paid hereunder.

ARTICLE V

MISCELLANEOUS

5.1                                 Funding.  This Plan shall not be a funded plan, and the Company shall be under no obligation to set aside any funds for the purpose of making payments under this Plan.  Any payments hereunder shall be made out of the general assets of the Employer.

5.2                                 Amendment and Termination.  The Company, by action of the Board, shall have the right at any time to amend this Plan in any respect or to terminate this Plan.

5.3                                 Plan Administrative Committee.  The Plan Administrative Committee under the Pension Plan, as constituted from time to time, shall administer this Plan and shall have the same powers and duties, and shall be subject to the same limitations as are set forth in the Pension Plan.

5.4                                 Termination of Pension Plan.  Subject to the provisions of Section 5.2, this Plan shall terminate when the Pension Plan terminates.

5.5                                 Plan Sponsor.  The Company is the Plan Sponsor and Named Fiduciary of the Plan, within the meaning of ERISA.

5.6                                 Coordination with Pension Plan.  An application or claim for a benefit under the Pension Plan, or an election to receive his benefit in a Lump Sum Payment, shall constitute a claim for a Benefit under this Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

NEENAH PAPER, INC.

By:
Name:
Title:
Date: